Stereotaxis Elects Euan S. Thomson, Ph.D., to Board of Directors

Former CEO of Accuray brings 30 years experience in scientific research and strategic business leadership

ST. LOUIS, MO, Thursday, October 22, 2012 – Stereotaxis, Inc. (NASDAQ: STXS) today announced that Euan Thomson has been elected to its Board of Directors. The former President and CEO of Accuray Incorporated, Dr. Thomson, a medical physicist, has nearly 30 years experience in scientific research and strategic business leadership. He assumes the Board seat vacated by Christopher Alafi upon his retirement this year.

“Euan’s unique blend of business acumen and medical innovation will be a tremendous asset as we continue to work toward market leadership and profitable growth through leading-edge, robotic solutions to important clinical challenges,” said William Mills, Stereotaxis Board Chairman. “He has had outstanding success leading transformational change at Accuray and brings rich insight into securing global clinical adoption of groundbreaking technology.”

Dr. Thomson holds a Master’s in Radiation Physics and a Doctorate in Medical Physics from the University of London. Following his medical physics training, he devoted more than 15 years to research, teaching, clinical practice and administration with the United Kingdom Health Care System. During that time he worked as a consultant, advising companies and hospitals on scientific development, product marketing and management on an international scale. In 1999, Dr. Thomson moved to the U.S. to assume the reins at Photoelectron Corporation, a Boston-based company specializing in miniature x-ray technology for the medical and industrial markets.

Dr. Thomson was appointed President and CEO of Accuray, a medical capital equipment company, in 2002. During his 10-year tenure, he grew Accuray from a start-up to a public company with more than 1,000 employees, generating more than $400M in annual revenue. Dr. Thomson oversaw expansion of distribution channels to include more than 80 countries and development of the patent portfolio to approximately 300 US and foreign patents. Accuray built clinical programs that resulted in treatments to hundreds of thousands of patients worldwide and built an installed base exceeding 600 systems. In 2009, Dr. Thomson was recognized as Ernst and Young "Entrepreneur of the Year" in healthcare for Northern California. He currently serves as the Chair of the American Cancer Society's "CEO's Against Cancer" (California division) and is a Board member of the Hospice of the Valley. Dr. Thomson recently announced his resignation from Accuray, where it is anticipated he will continue to serve as a consultant.

“I’m excited to join an accomplished Board of Directors in providing strategic guidance to a company focused on transforming the world of interventional medicine,” Dr. Thomson said of his appointment to the Stereotaxis Board. “Stereotaxis is poised for profitability and well positioned for growth in an expanding worldwide market. I look forward to being part of the future of an enterprising organization.”

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, and Canada and elsewhere; the V-Loop™ circular catheter manipulator is currently in human clinical trials and V-Sono™ ICE catheter manipulator is under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources on a timely basis and on terms that are acceptable, our continued listing on the Nasdaq Global Market, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

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